TEXTRON	Exhibit 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal - 401-457-2362

Textron Reports Strong Third Quarter Financial Results
Earnings from Continuing Operations of $1.36 per Share
Compared to $1.07 a Year Ago on 18% Revenue Growth

Books 100 Business Jet Orders/2007 Jet Deliveries Sold Out

Providence, Rhode Island - October 19, 2006 - Textron Inc. (NYSE: TXT) today reported third quarter 2006 earnings per share from continuing operations of $1.36 compared to $1.07 in the third quarter 2005. Including discontinued operations, third quarter 2006 net income was $1.32 per share, compared to a loss of $1.20 per share a year ago.

Revenue in the third quarter was $2.8 billion, up 18 percent from last year. Year-to-date manufacturing cash flow from continuing operations was $636 million, resulting in free cash flow of $410 million.

“Demand continues to be exceptional in our aerospace, defense and finance businesses, with solid growth in our Industrial segment,” said Textron Chairman, President and CEO Lewis B. Campbell. “Furthermore, strong operating performance allowed us to exceed our financial targets while continuing to invest in future growth.”

During the quarter, Cessna received 100 new business jet orders, 35 of which are for delivery next year, which fills 100% of the company’s 2007 delivery plan of 370 jets.

Outlook

Textron has increased its outlook for full-year 2006 earnings per share from continuing operations to a range of $5.25 to $5.35, with the fourth quarter expected to be between $1.35 and $1.45. The company remains on track to deliver full-year manufacturing cash flow from continuing operations of about one billion dollars and free cash flow in the range of $550 - $600 million.

Campbell remarked, “Strong end market demand through the rest of the decade, coupled with the benefits of our Transformation strategy and the power of our networked multi-industry model, position us to generate significant growth in earnings, cash flow and shareholder value.”

Segment Results
Bell

Bell segment revenue increased $181 million during the quarter. U.S. Government revenues were up $145 million due to higher volume of Amored Security Vehicles (ASVs) and V-22 Ospreys and higher development revenue for the Armed Reconnaissance Helicopter program (ARH). Commercial revenues grew $36 million due to higher aircraft, spares and service volumes, and higher pricing; partially offset by lower international military volumes.

Segment profit was down $22 million, reflecting a $14 million increase in U.S. Government profits, offset by a $36 million decrease in commercial profits.

U.S. Government profits increased due to favorable cost performance and higher ASV volume, partially offset by inflation. The favorable cost performance reflected $7 million in lower costs related to Hurricane Katrina and $6 million in improved program performance.

The $6 million of improved program performance was achieved in spite of negative year-over-year performance of $6 million in the H-1 program and $6 million in the ARH program.

On the commercial side, profit decreased $36 million in the quarter primarily due to a $13 million one-time benefit last year related to a collaborative research and development contract. The remainder of the decrease was primarily caused by higher overhead costs, and higher new product development costs, while inflation was offset by pricing.

During the quarter, Bell Helicopter received a total of 79 commercial orders, including 25 for the 417 and 429 models that are not included in backlog. Bell Helicopter's total backlog was $3.3 billion at the end of the third quarter of 2006, compared to $2.8 billion at year-end 2005.

Cessna

Cessna revenues increased $160 million reflecting higher volume of Citation business jets and favorable pricing.

Segment profit increased $45 million due to higher pricing, higher volumes and lower warranty costs, partially offset by inflation and higher R&D costs.

Cessna's backlog was $7.2 billion at the end of the third quarter of 2006, compared to $6.3 billion at year-end 2005.

Industrial

The Industrial segment's revenues increased $34 million due to higher volume, favorable foreign exchange and higher pricing, partially offset by the divestiture of non-core product lines.

Industrial segment profit increased $7 million due to improved cost performance and higher pricing, partially offset by inflation.

Finance

The Finance segment's revenues increased $57 million due to higher average finance receivables and a higher interest rate environment.

Finance segment profit increased $10 million due to higher net interest margin, largely attributable to the growth in core receivables, partially offset by an increase in the provision for loan losses.

Conference Call Information
Textron will host a conference call today, October 19, 2006, at 9:00 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4473 in the U.S. or (612) 332-0107 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, October 19, 2006 by dialing (320) 365-3844; Access Code: 794266.

About Textron

Textron Inc. is a $10 billion multi-industry company operating in 33 countries with approximately 37,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the adequacy of cost estimates for various customer care programs including servicing warranties; [g] the ability to control costs and successful implementation of various cost reduction programs; [h] the timing of certifications of new aircraft products; [i] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [j] changes in aircraft delivery schedules or cancellation of orders; [k] the impact of changes in tax legislation; [l] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [m] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [n] Textron's ability to realize full value of receivables and investments in securities; [o] the availability and cost of insurance; [p] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [q] Textron Financial’s ability to maintain portfolio credit quality; [r] Textron Financial’s access to debt financing at competitive rates; [s] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [t] performance of acquisitions; [u] the efficacy of research and development investments to develop new products; [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers; and [w] Textron’s ability to execute planned dispositions.

TEXTRON INC.
REVENUES AND INCOME (LOSS) BY BUSINESS SEGMENT
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND OCTOBER 1, 2005
(Dollars in millions except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
REVENUES	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
MANUFACTURING:
Bell	$855	$674	$2,443	$2,076
Cessna	1,050	890	2,924	2,513
Industrial	720	686	2,336	2,310
	2,625	2,250	7,703	6,899
FINANCE	212	155	586	443
Total revenues	$2,837	$2,405	$8,289	$7,342
PROFIT (LOSS)
MANUFACTURING:
Bell	$67	$89	$201	$247
Cessna	162	117	432	325
Industrial	28	21	131	134
	257	227	764	706
FINANCE	53	43	158	120
Segment profit	310	270	922	826
Special charges (a)	-	(2)	-	(97)
Corporate expenses and other, net	(45)	(47)	(142)	(145)
Interest expense, net	(23)	(23)	(70)	(69)
Income from continuing operations before income taxes	242	198	710	515
Income taxes (b)	(67)	(52)	(200)	(167)
Income from continuing operations	175	146	510	348
Discontinued operations, net of income taxes (c)	(6)	(310)	(104)	(263)
Net income (loss)	$169	$(164)	$406	$85
Earnings per share:
Income from continuing operations	$1.36	$1.07	$3.90	$2.53
Discontinued operations, net of income taxes (c)	(0.04)	(2.27)	(0.80)	(1.91)
Net income (loss)	$1.32	$(1.20)	$3.10	$0.62
Average diluted shares outstanding	128,379,000	135,629,000	130,849,000	137,136,000

(a)	The pre-tax profit and after-tax EPS impact of 2005 special charges are summarized in the table below:

	2005
	Three Months Ended		Nine Months Ended
	Pre-tax	EPS	Pre-tax	EPS
Restructuring	$(2)	$(0.01)	$(6)	$(0.03)
Investment impairment	-	-	(91)	(0.63)
Total from continuing operations	$(2)	$(0.01)	$(97)	$(0.66)

(b)	Items included in the 2005 income tax rates for continuing operations are summarized in the tables below:

	Three Months Ended October 1, 2005				Nine Months Ended October 1, 2005
	Pre-tax	Taxes	Net	Tax Rate	Pre-tax	Taxes	Net	Tax Rate
Income from continuing operations before investment impairment	$198	$(52)	$146	26.3%	$606	$(173)	$433	28.5%
Investment impairment	-	-	-	-	(91)	6	(85)	6.6%
Income from continuing operations	$198	$(52)	$146	26.3%	$515	$(167)	$348	32.4%

(c)  On August 11, 2006, Textron completed the sale of its Fastening Systems business. Discontinued operations, summarized by segment in the tables below, reflect after-tax impairment charges at Fastening Systems of $120 million recorded in the second quarter of 2006 and $299 million recorded in the third quarter of 2005.

	Three Months Ended				Nine Months Ended
	September 30, 2006		October 1, 2005		September 30, 2006		October 1, 2005
	After-tax	EPS	After-tax	EPS	After-tax	EPS	After-tax	EPS
Fastening Systems	$(6)	$(0.04)	$(313)	$(2.30)	$(107)	$(0.83)	$(306)	$(2.22)
Industrial	-	-	3	0.030.03	3	0.03	43	0.31
Total	$(6)	$(0.04)	$(310)	$(2.27)	$(104)	$(0.80)	$(263)	$(1.91)

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$771	$786
Accounts receivable, net	962	891
Inventories	2,128	1,712
Other current assets	404	464
Net property, plant and equipment	1,630	1,574
Other assets	2,585	2,509
Assets of discontinued operations	139	1,122
Textron Finance assets	8,823	7,441
Total Assets	$17,442	$16,499

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$6	$275
Other current liabilities	2,660	2,426
Other liabilities	2,133	2,026
Long-term debt	1,728	1,659
Liabilities of discontinued operations	160	446
Textron Finance liabilities	7,714	6,391
Total Liabilities	14,401	13,223

Total Shareholders’ Equity	3,041	3,276
Total Liabilities and Shareholders’ Equity	$17,442	$16,499

Textron Inc.
Calculation of Free Cash Flow
Q3 2006
(Dollars in millions)

	Third Quarter		Year-to-Date
	2006	2005	2006	2005
Net cash provided by operating activities of continuing operations	$310	$195	$636	$663
Less: capital expenditures	(87)	(69)	(216)	(196)
Plus: proceeds on sale of property, plant and equipment	1	3	4	13
Less: capital expenditures financed through capital leases	(9)	(1)	(14)	(3)
Free cash flow	$215	$128	$410	$477